UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2004

INDUSTRIES INTERNATIONAL, INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-32053	87-0522115
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

4/F Wondial Building, Keji South 6 Road
Shenzhen High-Tech Industrial Park, Shenzhen Road
Shenzhen, People's Republic of China
(Address of principal executive offices)

Registrant's telephone number, including area code: (86) 755-26520839

Not applicable
(Former name or former address, if changed since last report.)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On July 28, 2004, Industries International, Incorporated ("IDUL") announced that it had entered into a definitive share exchange agreement to acquire Unical Enterprises, Inc. ("Unical"). Unical manufactures cordless and corded landline phone products carrying the Northwest Bell logo pursuant to a Trademark License Agreement and Distribution Agreement with U.S. West Enterprises, Inc., which was acquired by Qwest Communications International Inc. in July 2000. Unical manufactures these products in Asia and distributes them worldwide to residential consumers through retailers. The share exchange is expected to become effective July 31, 2004. In the transaction, IDUL will exchange approximately 70 million of its newly issued common shares at approximately $0.538 per share for 100 percent of Unical’s shares for a total acquisition value of $37.5 million. Such valuation is based upon an independent appraisal by Malcom & Associates Appraisal of Unical’s business, assessing its fair market value. The transaction involves a significant amount of Unical's assets which, in total, exceeds 10 percent of IDUL's total assets.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibit

Exhibit No. 10.1

10.1 Form of Share Exchange Agreement by and among Industries International, Incorporated, Unical Enterprises, Inc. and the Shareholders of Unical listed on Schedule 1 to the Agreement dated as of July 27, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIES INTERNATIONAL, INCORPORATED

By:	/s/ Kit Tsui

Kit Tsui
Chief Executive Officer

Date: July 29, 2004

Exhibit Filed With This Report

Exh. No.	Description

10.1 Form of Share Exchange Agreement by and among Industries International, Incorporated, Unical Enterprises, Inc. and the Shareholders of Unical listed on Schedule 1 to the Agreement dated as of July 27, 2004.

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